FINDER'S AGREEMENT

This Agreement is made and entered into as of June 2, 2009, by and between Qnective, Inc., a Nevada corporation (the “Company”), and Alain Morgant, an individual, having a business address at 4 allée du vert bois, 92410 Ville d’Avray, France (“Consultant”).

In consideration of and for the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt of which are hereby acknowledged, the parties hereby agree as follows:

1.           Purpose:  The Company hereby retains Consultant to assist on a non-exclusive basis in its goal to raise up to USD 200 Mio, and to perform various services for the Company during the term specified to assist the Company in its goal of raising equity capital for the Company.

2.           Term:   This Agreement shall be effective for a period of twelve months (12) commencing on the date hereof, unless extended in writing by both parties.

3.           Services of Consultant: (a) At the request of the Company, Consultant will provide the following services on a “commercially reasonable” basis:

(i) Familiarize himself with the business, operations, properties, financial condition, and prospects of the Company;

(ii) Identify and contact prospective investors and coordinate the delivery of information to such investors;

(iii) Coordinate meetings or telephone discussions with prospective investors and assist the Company in coordinating the due diligence review;

(iv) Advise the Company during negotiations with investors on the terms of a prospective transaction;

(v)  Assuming an agreement in principle is reached, assist the Company in the negotiations, documentation, and closing of a transaction with such prospective investors.

(b)  Consultant shall provide to Company a notification letter executed by each prospective investor (a "Notification Letter") that Consultant approaches.

(c)  Except as set forth above, there are no other tasks, duties or obligations which Consultant is required to perform pursuant to this Agreement.

(d)  The Company acknowledges that Consultant is performing this undertaking on a "commericially resonable" basis without a warranty or promise that a specific result or outcome will necessarily be achieved.

4.           Compensation:

(a) In consideration of the performance of the services set forth above, the Company shall compensate Consultant if a financing transaction is consummated during the term of this Agreement, or within six (6) months after termination of this Agreement with a third-party investor for whom a Notification Letter has been submitted to the Company by Consultant.

(b) Upon the closing of any transaction contemplated hereunder Company shall pay to Consultant (i) a total amount equal to two (2%) percent of all gross proceeds, in cash, received by or paid for, the benefit of Company or any of its affiliates or assignees in the transaction, plus that number of shares of the Company's common stock equal to four (4%) percent of the gross proceeds.

(c) It is understood and agreed by the parties that the Company is not obligated or required to accept any offer of any kind from any prospective investor and may refuse to consummate any financing without liability to the Company.

5.           Representations and Warranties:

(a) Consultant represents, warrants, and agrees with the Company as follows:

(i)  Offers and sales of securities by Consultant will be made in accordance with the laws of the jurisdiction in which such offers and sales are made.

(ii) Consultant will not make any untrue statement of a material fact or omit to state a material fact required to be stated, or necessary to make any statement made, by Consultant not misleading concerning the offering of the Company’s shares of common stock or any matters set forth in, or contemplated by, the offering documents, it being understood that the statements made in the offering documents are deemed to be made by the Company and not Consultant, except for information set forth therein based upon written information provided by, or on behalf of, Consultant.

(iii) Consultant has not and will not engage, directly or indirectly, in any act or activity which will be in violation of the securities laws of the U.S. or any other jurisdiction in which shares of the Company's common stock may be offered for sale or sold.

6.           Indemnification:  Each party agrees to indemnify and hold the other party harmless from any and all claims, losses, costs, or damages, including reasonable attorneys’ fees and court costs, resulting from any breach of its representations, warranties or covenants set forth herein, whether or not such claims are settled or reduced to judgment.

7.           Independent Contractor:  Consultant is engaged by the Company solely for the purposes and to the extent set forth in this Agreement, and Consultant’s relationship to the Company shall during the period of engagement hereunder be that of an independent contractor.  Consultant shall not be considered as an agent or employee of the Company; and the Company shall not be liable in any manner whatsoever for the acts or omissions of Consultant, his agents, or employees.

8.           Governing Law:   This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed solely within such State without giving effect to the principles of conflicts of laws thereof.

9.           Dispute Resolution:  Any dispute, controversy, or claim between the parties arising out of or relating to this Agreement, including the validity, invalidity, breach or termination thereof, shall be resolved by arbitration before one (1) arbitrator in accordance with the Swiss Rules of International Arbitration of the Swiss Chamber of commerce (the "Rules") in force on the date when the Notice of Arbitration is submitted in accordance with the Rules.  Judgment upon any award rendered by the arbitrator may be entered in any court of competent jurisdiction and the arbitrator shall have authority to award reasonable costs, legal fees, and disbursements to the prevailing party.  The seat of the arbitration shall be Zurich, Switzerland.    The right to fees, costs, and expenses may be enforced by separate plenary action.

10.           Entire Agreement:  This Agreement constitutes the entire Agreement and understanding between the parties pertaining to the subject matter of this Agreement.  This Agreement supersedes all prior agreements, if any, including any prior understandings, negotiations, or discussions, whether oral or written.  No supplement, modification, or waiver of this Agreement shall be binding unless executed by the party to be bound hereby.

11.           Confidential Information:

(a)  Consultant acknowledges that by virtue of the relationship created by this Agreement Consultant may have access to Confidential Information regarding the business and operations of the Company.  For purposes of this Agreement the term “Confidential Information” shall include but not be limited to information regarding products or services not yet available, technical information, financial information, trade secrets, business plans, and policies related to the Company's products and services and not generally available in the public domain other than by breach of this Agreement.

(b)  Consultant agrees to maintain the confidentiality of the Company's Confidential Information and agrees not at any time to disclose to any third party or use for Consultant's benefit or the benefit of any third party any Confidential Information disclosed to it by the Company.  Consultant agrees not to purchase or sell any securities of the Company at any time that Consultant is in possession of Confidential Information.  Additionally Consultant agrees that Consultant will take reasonable steps designed to ensure that Consultant’s employees, agents, and representatives will not disclose to any third party, or use for their own benefit or for the benefit of any third party, any Confidential Information.  If Consultant’s employees, agents, or representatives disclose Confidential Information to any third party, Consultant will be responsible for all losses, claims and damages that result from such disclosure.

(c)   Consultant acknowledges and agrees that the restrictions set forth in this Paragraph 11 are necessary for the protection of the Company and the breach thereof may cause irreparable damage for which there may be no adequate remedy at law; and, therefore, Consultant agrees that, in addition to any other remedies available, any equitable remedy may be invoked by the Company to enforce performance or enjoin any breach of this Paragraph 11.

12.           Assignability:   This Agreement is not assignable by either party without the prior written consent of the other party.

13.           Expenses:   Consultant will be responsible for, and pay all of his own expenses incurred in connection with his activities under this Agreement, and the Company will be under no obligation to reimburse Consultant for such expenses unless parties have agreed upon such expenses in writing in advance

14.           Successors and Assigns:  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs, and legal representatives, as the case may be; provided, however, that this Agreement may not be assigned by Consultant.

AGREED AND ENTERED INTO as of the date first written above:

QNECTIVE, INC.

By: /s/ Oswald Ortiz
Oswald Ortiz
Chief Executive Officer

/s/ Alain Morgant
Alain Morgant